UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 4, 2018

EIDOS THERAPEUTICS, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38533	46-3733671
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Eidos Therapeutics, Inc.

101 Montgomery Street, Suite 2550

San Francisco, CA 94104

(Address of principal executive offices, including zip code)

(415) 887-1471

(Telephone number, including area code, of agent for service)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of William Lis as Director

On December 4, 2018, the Board of Directors (the “Board”) of Eidos Therapeutics, Inc. (the “Company”) appointed William Lis, as a director of the Board, effective December 4, 2018. Upon joining the Board, Mr. Lis became a member of the Board’s audit committee, replacing Hoyoung Huh.

William Lis has more than 25 years of biopharmaceutical experience. He served as Chief Executive Officer and a director of Portola Pharmaceuticals, Inc. from 2010 until 2018, after serving as Chief Operating Officer and Chief Business Officer in 2009 and 2008, respectively. Under his leadership, Portola grew from a discovery stage company to a fully integrated R&D and commercial organization. Prior to Portola, Mr. Lis held executive and management positions at Scios, Inc. (a Johnson & Johnson company), from 2003 to 2008, most recently as Vice President of Commercial Operations and Business Development, where he led efforts for the in-licensing and the strategic development and pre-commercial launch for Xarelto®. He also held various positions at Millennium Pharmaceuticals, Inc. (previously COR Therapeutics, Inc.), from 1998 to 2003, in commercial and medical affairs for INTEGRILIN® and early stage compounds. Earlier in his career, he was involved in the U.S. commercial launch of several products with multiple pharmaceutical companies. Mr. Lis currently serves as a director for Zai Lab Limited and served as a member of the Biotechnology Innovation Organization (BIO) Board of Directors for the Emerging Companies Section in 2015 and 2016. Mr. Lis holds a B.S. from the University of Maryland.

Upon his appointment to the Board, Mr. Lis was granted an option to purchase 43,056 shares of the Company’s common stock, at an exercise price of $13.67 per share, the closing price of the Company’s common stock on the Nasdaq Global Select Market on December 4, 2018, the day of Mr. Lis’ appointment, which will vest in equal annual installments during the three (3) years following the effective date of his appointment to the Board, subject to Mr. Lis’ continued service on the Board.

There are no arrangements or understandings between Mr. Lis and any other persons pursuant to which he was selected a director of the Company. Mr. Lis is not a party to any current or proposed transaction with the Company for which disclosure would be required under Item 404(a) of Regulation S-K.

Resignation of Hoyoung Huh as Director

On December 4, 2018, Hoyoung Huh announced his resignation from the Board, effective December 4, 2018. Mr. Huh had also served as a member of the Board’s audit committee. There were no disagreements between Mr. Huh and the Company on any matter relating to the Company’s operations, policies or practices which resulted in Mr. Huh’s resignation. Mr. Lis was appointed to the vacancy on the Board created by Mr. Huh’s resignation.

Item 7.01. Regulation FD Disclosure.

On December 6, 2018, the Company issued a press release announcing the appointment of Mr. Lis as a director and the resignation of Mr. Huh as a director. A copy of this press release is furnished as Exhibit 99.1 to this report on Form 8-K.

The information in this Item 7.01 and Exhibit 99.1 attached hereto is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 8.01. Other Events.

On December 4, 2018, the Board approved an amendment to the 2018 Stock Option and Incentive Plan (the “Plan”) to, among other things, increase the number of shares of common stock reserved for issuance under the Plan by

700,000 shares. Such amendment is subject to the approval of the stockholders of the Company at the Company’s annual meeting of stockholders in 2019.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Press Release dated December 6, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Eidos Therapeutics, Inc.

Date: December 6, 2018	By:	/s/ Christine Siu
Christine Siu
Chief Financial Officer